Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated 22 March 2021 relating to the consolidated financial statements of BP p.l.c. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended 31 December 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

26 March 2021